(804) 788-8200

                                  July 15, 1999

Board of Directors
United Dominion Realty Trust, Inc.
10 South Sixth Street
Richmond, Virginia  23219

                                         Registration Statement on Form S-3
                                           95,119 Shares of Common Stock

Gentlemen:

         We are acting as counsel for United Dominion Realty Trust, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 95,119 shares of Common Stock, $1.00 par value, of the Company (the "Redemption Shares") and 95,119 rights to purchase shares of Series C Junior Participating Redeemable Preferred Stock, no par value (the "Rights"). The Redemption Shares and Rights are described in the Registration Statement on Form S-3 of the Company (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on July 15, 1999. In connection with the filing of the Registration Statement, you have requested our opinion concerning certain corporate matters.

         We are of the opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia.

         2. When the Redemption Shares and Rights have been issued to the Unitholders, as described in the Registration Statement, the Redemption Shares and Rights will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Prospectus included therein.

                                            Very truly yours,

                                            /s/ Hunton & Williams